TAX SHARING AGREEMENT


      This TAX SHARING AGREEMENT ("Agreement") is entered into as of this twenty-fourth day of June, 1997, by and between ROYAL ALOHA VACATION CLUB, a Hawaii nonprofit corporation, whose principal place of business and post office address is 1505 Dillingham Boulevard, Suite 212, Honolulu, Hawaii 96817
("Parent"), and ROYAL ALOHA DEVELOPMENT COMPANY, a Nevada corporation, whose principal place of business and post office address is 360 East Desert Inn Road, Las Vegas, Nevada 89101 ("Subsidiary").

     WHEREAS, Parent and Subsidiary are members of an affiliated group of corporations as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Parent is the common parent;

      WHEREAS, the parties desire to set forth the method for determining the financial consequences to Parent and Subsidiary of filing consolidated Federal income tax returns by Parent and Subsidiary;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:


     1.   DEFINITIONS

      (a) Terms used in this Agreement shall have the meanings ascribed to them in the Code, and the regulations and rulings issued thereunder, as from time to time in effect. Concepts referred to in this Agreement shall be interpreted in view of the provisions of the Code and the regulations and rulings thereunder then in effect.

     (b) For purposes of this Agreement, the terms set forth below shall be defined as follows:
          (i) "Combined Return" means any consolidated, combined or unitary income or franchise tax returns or reports filed by Parent in any state or local jurisdiction that includes the income of more than one Member.

          (ii) "Consolidated Return" means any consolidated Federal income tax return.

           (iii) "Group" means Parent and all corporations (whether now existing or hereafter formed or acquired) that at the time would be entitled or required to join with Parent in filing a Consolidated Return.

          (iv) "Member" means any corporate entity entitled to be included in the Group.

           (v) "Other Income Taxes" means all state and local income taxes and all income taxes imposed by any foreign jurisdiction or taxing authority.

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          (vi) "Parent" means Parent, or any successor common parent corporation of the Group.

          (vii) "Subsidiary Tax Liability" means the hypothetical Federal income tax liability of Subsidiary for a taxable year, beginning with the taxable year ending November 30, 1997, determined as if Subsidiary had filed its own separate Federal income tax return for such taxable year, except that Subsidiary shall be treated as having available as loss or credit carryovers for purposes of computing Subsidiary's Subsidiary Tax Liability all losses or credits generated by it and utilized by other Members, except to the extent such losses or credits were previously taken into account in computing Subsidiary's Tax Liability or Subsidiary Tax Refund. Such hypothetical Federal income tax liability shall be finally determined no later than ten days after the date of the filing of the Consolidated Return of the Group for such taxable year and shall reflect any tax elections, conventions, treatments or methods which are actually utilized by the Group in filing its Consolidated Return. Such hypothetical Federal income tax liability shall not be less than zero, provided, however, that for this purpose a Subsidiary Tax Refund shall not be considered to be a Federal income tax liability that is less than zero.

           (viii) "Subsidiary Estimated Tax Liability" means the hypothetical estimated consolidated Federal income tax liability for Subsidiary determined in accordance with the principles of paragraph (b) (vii).

           (ix) "Subsidiary Tax Refund" means the hypothetical Federal income tax refund for any taxable year to which Subsidiary would be entitled determined in accordance with the principles of paragraph (b) (vii).


     2.   ALLOCATIONS OF CONSOLIDATED
          FEDERAL INCOME TAX LIABILITY

     (a)  Filing by Parent

     Parent shall file Consolidated Returns for each taxable year ending after the date hereof.

     (b)  Payment of Tax Liability

      For each taxable year or portion thereof during which Subsidiary is included in a Consolidated Return with Parent, Subsidiary will pay to Parent an amount equal to its Subsidiary Tax Liability. To the extent that the obligation to pay such amount has not been fully satisfied pursuant to paragraph 2(c) of this Agreement, Subsidiary shall pay any such remaining amount to Parent no later than ten days after receiving notice from Parent, which notice shall not be given earlier than fifteen days before Parent is required to make a corresponding payment on behalf of the Group, or if Parent is not required to make such a payment, no earlier than fifteen days before the last date on which a corporate taxpayer with the same taxable year as Parent would be required to make its final payment of Federal income taxes for the taxable year without incurring any penalties or additions to tax.

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     (c)  Estimated Payments

      On or before any date on which a corporate taxpayer is required to make an estimated payment of Federal income tax under the Code, Subsidiary will make estimated payments to Parent in an amount such that its aggregate payments under this paragraph 2 (c) for the taxable year for which such payments are being made are equal to its aggregate Subsidiary Estimated Tax Liability for such taxable year. If the total of such estimated payments made by Subsidiary to Parent with respect to a taxable year shall be in excess of the liability of Subsidiary to Parent pursuant to paragraph 2 (b) of this Agreement for such taxable year, Parent shall pay the amount of such excess to Subsidiary no later than the date on which Parent files the Consolidated Return for the Group.

     (d)  Tax Refunds

          (i) Parent shall pay to Subsidiary the amount of the Subsidiary Tax Refund for each taxable year ending after the date hereof.

          (ii) The payments described in this paragraph 2 (d) shall be made not later than ten days after such refund is received by Parent (or would have been received by Parent if the Group were entitled to a refund for such taxable year).

     3.   CHANGES IN TAX LIABILITY

      (a) If the Subsidiary Tax Liability is changed as the result of the filing of an amended Consolidated Return or of any final administrative or judicial determination (including a final "determination" as defined in Section 1313 (a) of the Code) with respect to Consolidated Returns actually filed by the Group, then the amount of the payments required from Subsidiary to Parent under paragraph 2 (b) or the amount of the payment required from Parent to Subsidiary under paragraph 2 (d) (i), as the case may be, shall be recomputed by substituting the amount of Subsidiary Tax Liability (or Subsidiary Tax Refund) after the adjustments described above, plus the amount of any interest or penalties incurred with respect to such adjustments that are properly allocable (as determined by Parent) to Subsidiary, in place of Subsidiary Tax Liability
(or  Subsidiary  Tax Refund),  provided  that the  principles of paragraph 1 (b)
(vii) shall be applied in connection with such recomputation notwithstanding any contrary determination. If such filing of an amended Consolidated Return or such final determination results in an increase in the Subsidiary Tax Liability, Subsidiary shall pay to Parent not later than ten days after such filing or such final determination an amount equal to the excess of the new Subsidiary Tax Liability over the amount previously paid to Parent by Subsidiary. If such filing of an amended Consolidated Return or such final determination results in a Subsidiary Tax Refund or increases the amount of a Subsidiary Tax Refund, Parent shall pay to Subsidiary not later than ten days after such filing or receiving such refund an amount equal to the excess of the new Subsidiary Tax Refund over the amount previously paid to Subsidiary by Parent. The parties recognize that such new liability (or refund) for any taxable year is not necessarily Subsidiary's final liability (or refund) for that year, and may be recomputed more than once.

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     (b) Payments made pursuant to paragraph (a) shall bear interest in the same manner as any late payment or refund of Federal income tax.


     4.   PAYMENT

     Any payment required by Subsidiary to Parent or by Parent to Subsidiary under this Agreement shall be made in accordance with the method for settling intercompany accounts then generally in effect between Parent and Subsidiary.


     5.   INDEMNITY

      Parent agrees to indemnify, defend and hold Subsidiary harmless from and against any and all liabilities for Federal income tax and Federal estimated income tax (including, in both cases, interest and penalties thereon) with respect to any taxable year; provided that the amount of such indemnity shall be reduced by and shall offset any payment required to be made by Subsidiary pursuant to this Agreement.


     6.   EFFECT OF AGREEMENT

     (a) As between Parent and Subsidiary, the provisions of this Agreement shall fix the liability of each to the other as to the matters covered hereunder, even if such provisions are not controlling for tax or other purposes (including, but not limited to, the computation of earnings and profits for Federal income tax purposes).

     (b) This Agreement shall be effective as between Parent and Subsidiary beginning with taxable year ending November 30, 1997 and all taxable years thereafter during which Subsidiary is a member of the Group.


     7.   STATE AND LOCAL TAXES

      In the event Parent actually files Combined Returns in any state or local jurisdiction on behalf of, and pays such taxes owed by, all or part of the Group, and Subsidiary joins in such Combined Returns, the principles and procedures (including the indemnity in paragraph 5) stated in this Agreement shall apply for purposes of allocating such state tax liability beginning with the taxable year or period ending November 30, 1997.


     8.   AGREEMENT OF COOPERATION

      Subsidiary hereby designates Parent as its agent with respect to all matters relating to any Consolidated Returns or Combined Returns beginning with the taxable year ending November 30, 1997 and all taxable years and periods

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thereafter  during which Subsidiary is a Member.  Subsidiary agrees to cooperate fully in any action or matter, or whatever nature, related to the preparation, filing, audit, examination and contest of such Consolidated Returns and Combined Returns including, but not limited to, (a) taking any action and furnishing Parent with any and all information requested by Parent that is necessary or incidental to filing of such Consolidated Returns and Combined Returns or the filing of any procedural requests of whatever nature with the Internal Revenue Service or other relevant taxing authority, (b) cooperating fully in connection with any income tax refund claim and any related administrative or judicial proceeding with respect to any year, (c) taking any action and furnishing Parent with any and all information requested by Parent that is necessary or incidental to the handling of any audit by the Internal Revenue Service or other relevant taxing authority and any related administrative or judicial proceeding for any Consolidated Return or Combined Returns for any year such return was or is filed by or joined in by Subsidiary and cooperating fully with Parent in connection with any such audit or proceeding and (d) paying its share of any costs or expenses incurred by Parent in connection with such preparation, filing, audit, examination or contest, as determined by Parent in good faith.

      9.  MISCELLANEOUS PROVISIONS

     (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

      (b) This Agreement has been made in and shall be construed and enforced in accordance with the law of the State of Hawaii.

      (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

     (d) All notices and other communications hereunder shall be deemed to have been duly given if given in writing and delivered by hand or mailed, certified or registered mail, with postage prepaid addressed to the party to which the notice or other communication is given.

     (e)  This  Agreement  may  be  executed   simultaneously  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (f) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      (g) Subsidiary and Parent agree to not unreasonably withhold their consent to any amendment to this Agreement that is proposed by Parent, provided that

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such  amendment  cannot  reasonably be expected to have the effect of increasing the aggregate amounts payable by Subsidiary to Parent hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.


                         ROYAL ALOHA VACATION CLUB


                         By:_________________________________
                         Its_________________________________



                         ROYAL ALOHA DEVELOPMENT COMPANY


                         By:__________________________________

                         Its__________________________________


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